UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2012

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 1, 2012, upon the recommendation of senior management, the board of directors of Central European Distribution Corporation (the “Company”) concluded that the Company’s financial statements for all financial reporting periods from and after January 1, 2010 should no longer be relied upon. The Company will restate those financial statements to correct errors resulting from a failure to correctly account for certain retroactive trade rebates in respect of the Company’s net sales in its main operating subsidiary in Russia, the Russian Alcohol Group (“RAG”).

As previously announced, the Company changed its senior management at RAG during April 2012. Following this change, senior Company management requested that the new management team review RAG’s business operations and internal controls, including an assessment of the resources and needs of the corporate finance and reporting departments, as identified in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. As a result of the preliminary findings of that review, which is ongoing, senior Company management determined that the Company’s reported net sales in the years ended December 31, 2010 and 2011 failed to reflect the timely reporting of the full amount of retroactive trade rebates provided to RAG’s customers in Russia. In addition, the Company is reviewing whether any adjustments will need to be made to the Company’s financial statements for the year ended December 31, 2009. The Company estimates that the aggregate effect of the adjustments identified to date will result in a reduction of its consolidated net sales, operating profit and related accounts receivable from January 1, 2010 through December 31, 2011 of approximately $30 to $40 million, which amount is subject to change as the Company continues its review of the accounting matters discussed herein. The majority of this amount reflects the fact that certain retroactive trade rebates were estimated incorrectly, and therefore both net revenues and accounts receivable were over stated. The adjustments are not expected to have any impact on previously reported net cash provided by operating activities reported in the cash flow statements during any of the periods covered.

Certain members of the board of directors and senior management of the Company have discussed the matters described above with Ernst & Young Audit Sp. z.o.o., the Company’s current auditor, and PricewaterhouseCoopers Sp. z o.o., the Company’s former auditor. The Company anticipates filing with the Securities and Exchange Commission by early to mid-July 2012 amendments to its Annual Reports on Form 10-K for the years ended December 31, 2010 and 2011 and Quarterly Reports on Form 10-Q for all quarters for the same annual periods, to reflect the restated financial statements. There can be no assurance, however, that these filings will be made within the anticipated period.

While the Company believes that introducing new management in RAG was a key and necessary step in addressing the material weaknesses in its internal control over financial reporting previously disclosed in the Company’s 2011 Annual Report on Form 10-K, the Company’s management is continuing to evaluate the causes of the above described accounting errors and control deficiencies and is working closely with the new management team at RAG to change the control environment and strengthen RAG’s internal control system over financial reporting.

As a result of the restatement described above, the board of directors of the Company, in consultation with senior Company management, is reviewing the timing of the Company’s 2012 Annual Meeting of Stockholders previously scheduled to be held on June 29, 2012 in light of the need to restate its accounts and will make an announcement in that regard in due course.

The expected effects of the restatement described above are based on currently available information. Because the Company’s accounting review is ongoing and the Company’s Audit Committee has requested a review of the matters described above, the estimates included herein are subject to change until the final restated financial statements are filed with the Securities and Exchange Commission.

A copy of the press release, dated June 4, 2012, announcing the items reported in this Current Report on Form 8-K is attached hereto as Exhibit 99.1

Forward-Looking Information

This Current Report contains forward looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expected materiality or significance of the estimated adjustments to the financial statements, the expected timing for filing the Company’s amended annual and quarterly reports and the quantitative effects of the restatement. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements. Such risks include, among others, the risk that additional information may arise from the evaluation of the Company’s disclosure controls and procedures and that the preparation of the Company’s restated financial statements or other subsequent events would require the Company to make other revisions.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2011, including statements made under the caption “Item 1A. Risks Relating to Our Business” and in other documents filed by the Company with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated June 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Christopher Biedermann
Christopher Biedermann
Vice President and Chief Financial Officer

Date: June 4, 2012